SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549




                                   FORM 8-K




                                Current Report

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                               November 22, 1994
                               (Date of report)




                                  ONEOK Inc.
            (Exact name of registrant as specified in its charter)



            Delaware                  1-2572                73-0383100
  (State or other jurisdiction      (Commission            (IRS Employer
        of incorporation)           File Number)         Identification No.)



                  100 West Fifth Street      Tulsa, OK 74103
                   (Address of principal executive offices)



                                (918) 588-7000
             (Registrant's telephone number, including area code)





                                                    Page 1 of 3

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Item 5. Other Information.

On November 22, 1994, the Oklahoma Corporation Commission issued a rate order granting the Company a rate increase of $23.7 million. This is an increase of $5.5 million over the $18.2 million emergency rate increase that went into effect in March 1992. The Company had requested an annual increase of $50.5 million, excluding recovery of the remaining balance of its take-or-pay and other settlement costs.

The OCC authorized an annual recovery of $6.7 million for take-or-pay and other settlement costs by a combination of a surcharge from customers and revenue from transportation under Section 311 (a) of the Natural Gas Policy Act of 1978 (NGPA) and other intrastate transportation revenues.

The OCC combined with the rate case another proceeding relating to the acquisition of the Oklahoma properties of Lone Star Gas Company in which the Company asked that the full purchase price be included in rate base. The OCC allowed the Company to recover and amortize the acquisition premium over a 5-year period but earn no return on the outstanding balance. The expense for amortizing the premium and previously deferred pension costs will be approximately $4.5 million per year. In addition the Company will begin recognizing in current operations its annual net periodic pension cost.

When the rate order becomes effective, customers will begin paying a monthly customer service charge. This base charge should help reduce the weather-related variability of earnings.

The Company's last rate increase was in 1985. The new rates, including the service charge, will go into effect on December 2, 1994. The Company has filed a notice of filing another rate application before year's end.

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 29th day of November, 1994.


                                               ONEOK Inc.

                                           By: (J. D. NEAL)
                                               J. D. Neal
                                               Vice President, Chief
                                               Financial Officer, and
                                               Treasurer